Exhibit 11

MEMBERS OF THE BOARD AND THE EXECUTIVE OFFICERS

OF

AXA

The names of the Members of the Board of Directors and the Executive Officers of AXA and their business addresses and principal occupations are set forth below. If no address is given, the Member’s business address is that of AXA at 25, avenue Matignon, 75008 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to AXA and each individual is a citizen of the Republic of France.

MEMBERS OF THE BOARD OF DIRECTORS (As of April 26, 2017)

Name, Business Address	Present Principal Occupation
Denis Duverne	Chairman of the AXA Board of Directors

Thomas Buberl (2)	Director and Chief Executive Officer of AXA

Ramon de Oliveira Investment Audit Practice, LLC 580 Park Avenue New York, NY 10065 USA	Managing Director of Investment Audit Practice, LLC (United States)

Jean-Pierre Clamadieu Solvay Rue de Ransbeek 310 1120 Brussels Belgium	Chairman of the Executive Committee and member of the Board of Directors of Solvay (Belgium)

Jean-Martin Folz	Companies’ director

Mrs. Isabelle Kocher ENGIE 1, place Samuel de Champlain 92930Paris la Défense cedex France	Chief Executive Officer of ENGIE (France)

Name, Business Address	Present Principal Occupation
Mrs. Suet Fern Lee (1) Morgan Lewis Stamford LLC 10 Collyer Quay #27-00 Ocean Financial Centre Singapore 049315 Singapore	Managing Partner of Morgan Lewis Stamford LLC (Singapore)

Stefan Lippe (2) (5) Baarerstrasse 8 CH 63000 Zug Switzerland	Co-founder and Chairman of the Board of Directors of Yes Europe (formerly Paperless Inc.) (Switzerland) and Co-founder and Vice-Chairman of the Board of Directors of Acqupart Holding AG (Switzerland)

Francois Martineau Lussan / Societe d’avocats 282, boulevard Saint Germain 75007 Paris France	Attorney at law (France)

Mrs. Deanna Oppenheimer (3) (4) CameoWorks 2200 Alaskan Way #210 Seattle, WA 98121USA	Founder of CameoWorks (United States) and BoardReady.io (United States)

Mrs. Doina Palici-Chehab (2) AXA Insurance Singapore Pte. Ltd. 8 Shelton Way #27-01 AXA Tower Singapore 068811 Singapore	Chief Executive Officer of AXA Insurance Singapore (Singapore) Member of the AXA Board of Directors, representing the employee-shareholders

Mrs. Irene Dorner (3)	Companies’ director

Mr. André François-Poncet CIAM 72 boulevard Haussmann 75009 Paris France	Partner at CIAM (France)

Name, Business Address	Present Principal Occupation
Mrs. Angelien Kemna (8) APG Group N.V. Gustav Mahlerplein 3 1082 MS Amsterdam The Netherlands	Chief Finance & Risk Officer of the APG Group N.V. (The Netherlands)

EXECUTIVE OFFICERS

Members of the AXA Management Committee (as of June 30, 2017)

Name, Business Address	Present Principal Occupation
Thomas Buberl (2)	Chief Executive Officer of AXA

Benoît Claveranne	Group Chief Transformation Officer

Paul Evans (3) AXA UK plc 5 Old Broad Street London ECN 1AD United Kingdom	Chief Executive Officer of AXA Global Life, Savings & Health and Chief Executive Officer of AXA Global Asset Management

Gérald Harlin	Group Chief Financial Officer

Mrs. Gaëlle Olivier	Chief Executive Officer of AXA Global P&C

Mark Pearson (3) AXA Financial, Inc. 1290 Avenue of the Americas New York, NY 10104	President & Chief Executive Officer of AXA Financial, Inc. Chairman, President & Chief Executive Officer of AXA Equitable Life Insurance Company

Jacques de Peretti AXA France 313 Terrasses de l’Arche 92727 Nanterre Cedex France	Chief Executive Officer of AXA France

Mrs. Joyce Philipps (4) AXA Financial, Inc. 1290 Avenue of the Americas New York, NY 10104	Chief Executive Officer of a new business unit dedicated to customer innovation and new business models
George Stansfield (4)	Group General Secretary

(1)	Citizen of Singapore
(2)	Citizen of Germany
(3)	Citizen of United Kingdom
(4)	Citizen of United States of America
(5)	Citizen of Switzerland
(6)	Citizen of Italy
(7)	Citizen of Belgium
(8)	Citizen of Netherlands